                                                                    EXHIBIT 99.1

                 IDEX CORPORATION REPORTS THIRD QUARTER RESULTS;
     16% SALES GROWTH, 15% INCREASE IN DILUTED EPS AND STRONG FREE CASH FLOW

NORTHBROOK, IL, OCTOBER 18 - IDEX CORPORATION (NYSE: IEX) today announced its financial results for the quarter ended September 30, 2007. From continuing operations, orders in the third quarter were up 15 percent, sales increased 16 percent, and income rose 16 percent to $38.8 million compared to the third quarter of 2006. Diluted earnings per share from continuing operations were 47 cents versus 41 cents in the year-ago quarter.

THIRD QUARTER 2007 HIGHLIGHTS (FROM CONTINUING OPERATIONS)

     - Orders in the third quarter of 2007 were $327.5 million, 15 percent higher than a year ago; excluding foreign currency translation and acquisitions, organic orders growth was 3 percent.

     - Third quarter sales of $334.9 million rose 16 percent; excluding foreign currency translation and acquisitions, organic sales growth was 5 percent.

     - Operating margin at 18.9 percent was 10 basis points higher than a year ago.

     -    Income increased 16 percent to $38.8 million.

     -    Diluted EPS at 47 cents was 6 cents or 15 percent ahead of last year.

     - EBITDA of $73.3 million was 22 percent of sales and covered interest expense by 13 times.

     -    Third quarter free cash flow was $52.2 million.

"In the third quarter, we continued to experience strong global demand in our process controls, infrastructure and core health and science end markets. However, our third quarter results were unfavorably impacted by lower demand in the Dispensing Equipment and Fire & Safety/Diversified Products segments. In the Dispensing Equipment segment, we experienced softer than expected demand in the North American small retail channel as well as lower operating margins primarily due to reduced volume, in-quarter operational issues and unfavorable mix. In the Fire & Safety/Diversified Products segment, the results were impacted by lower OEM demand for fire suppression equipment.

"For the fourth quarter of 2007, projected organic growth rates in the Fluid & Metering Technologies and Health & Science Technologies segments are 6-8 percent and 3-5 percent, respectively. In the Dispensing Equipment segment, the projected fourth quarter organic growth rate of 4-6 percent reflects improvement from the third quarter due to planned replenishment orders in the North American large retail channel. The projected fourth quarter organic growth rate in the Fire & Safety/Diversified Products segment of 4-5 percent is consistent with third quarter performance, as we anticipate continued softness in the North American fire suppression market.

"Given these trends, current market conditions and the impact from currency and recent acquisitions, we expect fourth quarter sales growth of 12 to 15 percent and EPS of 46 to 49 cents per diluted share. The EPS estimate range as stated includes a projected unfavorable impact of one to two cents from estimated severance and field service expenses in the fourth quarter."


                                        Lawrence D. Kingsley
                                        Chairman and Chief Executive Officer

THIRD QUARTER FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

                                                        FOR THE QUARTER ENDED
                                            --------------------------------------------
                                             September 30,
                                            ---------------            June 30,
                                             2007     2006    Change     2007     Change
                                            ------   ------   ------   --------   ------
ORDERS WRITTEN                              $327.5   $285.6     15%     $339.3      (3)%
SALES                                        334.9    289.8     16       344.5      (3)
OPERATING INCOME                              63.1     54.4     16        68.9      (8)
OPERATING MARGIN                              18.9%    18.8%    10bp      20.0%   (110)bp
INCOME FROM CONTINUING OPERATIONS           $ 38.8   $ 33.3     16%     $ 41.8      (7)%
NET INCOME                                    38.4     46.0    (16)       41.6      (8)
DILUTED EPS:
   INCOME FROM CONTINUING OPERATIONS           .47      .41     15         .51      (8)
   NET INCOME                                  .47      .57    (18)        .51      (8)

OTHER DATA (FROM CONTINUING OPERATIONS)
   -  Income before Taxes                   $ 58.0   $ 51.5     13%     $ 63.3      (8)%
   -  Depreciation and Amortization            9.8      6.6     49         9.3       5
   -  Interest                                 5.5      3.4     64         6.1      (9)
   -  EBITDA                                  73.3     61.5     19        78.7      (7)
   -  Cash Flow from Operating Activities     58.6     40.8     44        63.8      (8)
   -  Capital Expenditures                     7.4      6.3     17         7.4      --
   -  Excess Tax Benefit from Stock-Based
      Compensation                             1.0       .3    302         1.9     (45)
   -  Free Cash Flow                          52.2     34.8     50        58.3     (10)

Q3 ORDERS, SALES, INCOME AND EPS FROM CONTINUING OPERATIONS INCREASE YEAR-OVER-YEAR

New orders in the quarter totaled $327.5 million, 15 percent higher than the same period in 2006. Excluding the impact of acquisitions and foreign currency translation, orders were up 3 percent. The organic order growth rate in the third quarter was unfavorably impacted by timing of anticipated OEM orders.

Sales in the third quarter of $334.9 million increased 16 percent from the prior-year period. Excluding the impact of acquisitions and foreign currency translation, organic growth was 5 percent. Sales to international customers represented approximately 46 percent of total sales for the third quarter of 2007 versus 45 percent in the same period of 2006.

Third quarter operating margin was 18.9 percent, 10 basis points higher than the
18.8 percent reported in the prior-year period. Gross margin of 41.1 percent was 10 basis points higher than the third quarter of 2006. Selling, general and administrative expenses as a percent of sales were 22.2 percent, flat compared to the prior year. Margin improvement from volume leverage, strategic sourcing and operational excellence initiatives were offset by lower operating performance in the Dispensing Equipment segment.

Income from continuing operations of $38.8 million increased 16 percent over the third quarter of 2006. Diluted earnings per share from continuing operations of 47 cents improved 6 cents, or 15 percent, from the third quarter of 2006.

YEAR-TO-DATE FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

                                            NINE MONTHS ENDED SEPTEMBER 30
                                            ------------------------------
                                                2007      2006    Change
                                              --------   ------   ------
ORDERS WRITTEN                                $1,026.8   $869.6     18%
SALES                                          1,012.6    852.8     19
OPERATING INCOME                                 193.6    158.2     22
OPERATING MARGIN                                 19.1%     18.5%    60bp
INCOME FROM CONTINUING OPERATIONS             $  117.5   $ 97.5     20%
NET INCOME                                       116.7    111.0      5
DILUTED EPS:
   INCOME FROM CONTINUING OPERATIONS              1.43     1.21     18
   NET INCOME                                     1.42     1.37      4

OTHER DATA
   -  Income before Taxes                     $  177.1   $148.6     19%
   -  Depreciation and Amortization               28.3     20.7     37
   -  Interest                                    18.0     10.4     73
   -  EBITDA                                     223.4    179.7     24
   -  Cash Flow from Operating Activities        138.2    109.6     26
   -  Capital Expenditures                        20.2     16.0     26
   -  Excess Tax Benefit from Stock-Based
      Compensation                                 4.7      4.9     (4)
   -  Free Cash Flow                             122.7     98.5     25

NINE MONTH ORDERS, SALES, INCOME AND EPS FROM CONTINUING OPERATIONS AHEAD OF LAST YEAR

New orders for the first nine months of 2007 totaled $1,026.8 million, 18 percent higher than the first nine months of last year. Excluding the impact of acquisitions and foreign currency translation, orders in the first nine months of 2007 were 6 percent higher than in 2006.

Sales for the first nine months of 2007 increased 19 percent to $1,012.6 million from $852.8 million a year earlier. Excluding the impact of acquisitions and foreign currency translation, organic growth was 6 percent. Sales to international customers represented approximately 45 percent of total sales for the first nine months of both 2007 and 2006.

First nine months operating margin was 19.1 percent, 60 basis points higher than the 18.5 percent reported in the prior-year period. Gross margin improved 70 basis points to 42.0 percent, while selling, general and administrative expenses as a percent of sales of 22.9 percent increased 10 basis points from the first nine months of 2006, reflecting acquisitions and reinvestment in the business to drive organic growth.

Year-to-date income from continuing operations of $117.5 million increased 20 percent compared to 2006. Diluted earnings per share from continuing operations of $1.43 rose 22 cents, or 18 percent, from the $1.21 recorded for the first nine months of 2006.

SEGMENT RESULTS

Fluid & Metering Technologies sales in the third quarter of $143.8 million reflected 35 percent growth (25 percent acquisitions, 9 percent organic and 1 percent foreign currency translation). Strong global demand for infrastructure-related applications, coupled with acquisitions, drove the sales growth within the segment. Operating margin of 21.9 percent represented a 30 basis point improvement compared with the third quarter of 2006.

Health & Science Technologies sales in the third quarter of $83.3 million reflected 3 percent growth (2 percent organic and 1 percent foreign currency translation). Growth in core analytical instrumentation, IVD and biotechnology markets was offset by slow growth in specific pneumatic OEM markets. In addition, the exiting of two specific, maturing OEM contracts continues to negatively impact growth. Operating margin of 20.1 percent represented a 230 basis point improvement compared with the third quarter of 2006, primarily driven by favorable mix.

Dispensing Equipment sales of $38.1 million in the third quarter was relatively flat compared with the third quarter of 2006 (-5 percent organic offset by 5 percent foreign currency translation). Slower North American demand driven by softness in the small retail channel coupled with timing of large retail replenishment programs contributed to lower than expected performance. Operating margin of 14.7 percent represented a 750 basis point decline compared with the third quarter of 2006, as a result of reduced volume, operational issues, product quality-driven field service costs, unfavorable product mix and severance expenses.

Fire & Safety/Diversified Products sales in the third quarter of $70.6 million reflected 8 percent growth (5 percent organic and 3 percent foreign currency translation). The engineered band clamping business achieved strong growth, offset by weak demand in the North American fire suppression market. Operating margin of 23.4 percent represented a 90 basis point decline compared with the third quarter of 2006, due to volume decline in fire suppression and unfavorable product mix.

For the third quarter of 2007, Fluid & Metering Technologies contributed 43 percent of sales and 45 percent operating income; Health & Science Technologies accounted for 25 percent of sales and 24 percent of operating income; Dispensing Equipment accounted for 11 percent of sales and 8 percent of operating income; and Fire & Safety/Diversified Products represented 21 percent of sales and 23 percent of operating income.

STRONG FINANCIAL POSITION

IDEX ended the quarter with total assets of $1.8 billion and working capital of $125.8 million. Total borrowings were $304.0 million at September 30, 2007. Free cash flow (cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation) for the first nine months of 2007 was $122.7 million. Year-to-date, 2007 EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $223.4 million (22 percent of sales) and covered interest expense by more than 12 times. Debt-to-total capitalization at September 30, 2007, was 21 percent.

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its third quarter earnings conference call over the Internet on Thursday, October 18, 2007 at 1:30 p.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 and using conference ID #5708545.

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

IDEX CORPORATION
ADD -5-

                                IDEX CORPORATION
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 THIRD QUARTER ENDED     NINE MONTHS ENDED
                                                                    SEPTEMBER 30,          SEPTEMBER 30,
                                                                 -------------------   ---------------------
                                                                   2007       2006        2007        2006
                                                                 --------   --------   ----------   --------
NET SALES                                                        $334,884   $289,848   $1,012,634   $852,809
COST OF SALES                                                     197,219    171,083      587,771    500,990
                                                                 --------   --------   ----------   --------
GROSS PROFIT                                                      137,665    118,765      424,863    351,819
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                       74,517     64,352      231,298    193,644
                                                                 --------   --------   ----------   --------
OPERATING INCOME                                                   63,148     54,413      193,565    158,175
OTHER INCOME - NET                                                    437        501        1,531        770
INTEREST EXPENSE                                                    5,537      3,366       17,974     10,368
                                                                 --------   --------   ----------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES              58,048     51,548      177,122    148,577
PROVISION FOR INCOME TAXES                                         19,231     18,215       59,639     51,044
                                                                 --------   --------   ----------   --------
INCOME FROM CONTINUING OPERATIONS                                  38,817     33,333      117,483     97,533
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX               (350)      (306)        (719)       528
NET GAIN (LOSS) ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX        (55)    12,969          (55)    12,969
                                                                 --------   --------   ----------   --------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX               (405)    12,663         (774)    13,497
                                                                 --------   --------   ----------   --------
NET INCOME                                                       $ 38,412   $ 45,996   $  116,709   $111,030
                                                                 ========   ========   ==========   ========

BASIC EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                                            $   0.48   $   0.42   $     1.46   $   1.23
DISCONTINUED OPERATIONS                                                --       0.16        (0.01)      0.17
                                                                 --------   --------   ----------   --------
NET INCOME                                                       $   0.48   $   0.58   $     1.45   $   1.40
                                                                 ========   ========   ==========   ========

DILUTED EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                                            $   0.47   $   0.41   $     1.43   $   1.21
DISCONTINUED OPERATIONS                                                --       0.16        (0.01)      0.16
                                                                 --------   --------   ----------   --------
NET INCOME                                                       $   0.47   $   0.57   $     1.42   $   1.37
                                                                 ========   ========   ==========   ========

SHARE DATA:
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                   80,832     79,689       80,563     79,389
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                 82,311     80,957       82,005     80,897
                                                                 ========   ========   ==========   ========

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                           2007           2006
                                                      -------------   ------------
ASSETS
   CURRENT ASSETS
      CASH AND CASH EQUIVALENTS                         $   74,992     $   77,941
      RECEIVABLES - NET                                    193,457        166,485
      INVENTORIES                                          178,622        160,687
      ASSETS HELD FOR SALE                                      --            829
      OTHER CURRENT ASSETS                                  19,209         11,966
                                                        ----------     ----------
   TOTAL CURRENT ASSETS                                    466,280        417,908
   PROPERTY, PLANT AND EQUIPMENT - NET                     170,788        165,949
   GOODWILL AND INTANGIBLE ASSETS                        1,135,479      1,083,963
   OTHER NONCURRENT ASSETS                                   4,733          3,001
                                                        ----------     ----------
         TOTAL ASSETS                                   $1,777,280     $1,670,821
                                                        ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
      TRADE ACCOUNTS PAYABLE                            $   86,769     $   75,444
      ACCRUED EXPENSES                                      89,377         95,170
      SHORT-TERM BORROWINGS                                154,578          8,210
      LIABILITIES HELD FOR SALE                                 --            373
      DIVIDENDS PAYABLE                                      9,775          8,055
                                                        ----------     ----------
   TOTAL CURRENT LIABILITIES                               340,499        187,252
   LONG-TERM BORROWINGS                                    149,448        353,770
   OTHER NONCURRENT LIABILITIES                            169,063        150,527
                                                        ----------     ----------
      TOTAL LIABILITIES                                    659,010        691,549
   SHAREHOLDERS' EQUITY                                  1,118,270        979,272
                                                        ----------     ----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $1,777,280     $1,670,821
                                                        ==========     ==========

                                     -more-

IDEX CORPORATION
ADD -6-

                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                       THIRD QUARTER ENDED     NINE MONTHS ENDED
                                        SEPTEMBER 30, (A)      SEPTEMBER 30, (A)
                                       -------------------   ---------------------
                                         2007       2006        2007        2006
                                       --------   --------   ----------   --------
FLUID & METERING TECHNOLOGIES
   NET SALES                           $143,842   $106,251   $  421,642   $316,011
   OPERATING INCOME (B)                  31,559     22,957       91,443     64,362
   OPERATING MARGIN                        21.9%      21.6%        21.7%      20.4%
   DEPRECIATION AND AMORTIZATION       $  4,310   $  2,142   $   12,428   $  6,882
   CAPITAL EXPENDITURES                   2,883      1,280        8,992      3,515

HEALTH & SCIENCE TECHNOLOGIES
   NET SALES                           $ 83,266   $ 81,252   $  246,356   $225,572
   OPERATING INCOME (B)                  16,703     14,488       45,733     41,281
   OPERATING MARGIN                        20.1%      17.8%        18.6%      18.3%
   DEPRECIATION AND AMORTIZATION       $  3,316   $  2,460   $    8,162   $  6,303
   CAPITAL EXPENDITURES                   1,207      1,025        3,987      3,408

DISPENSING EQUIPMENT
   NET SALES                           $ 38,145   $ 37,955   $  135,897   $123,778
   OPERATING INCOME (B)                   5,625      8,425       31,577     30,443
   OPERATING MARGIN                        14.7%      22.2%        23.2%      24.6%
   DEPRECIATION AND AMORTIZATION       $    854   $    544   $    2,431   $  2,609
   CAPITAL EXPENDITURES                     694        794        2,448      1,984

FIRE & SAFETY/DIVERSIFIED PRODUCTS
   NET SALES                           $ 70,592   $ 65,233   $  212,596   $191,001
   OPERATING INCOME (B)                  16,533     15,844       50,008     45,766
   OPERATING MARGIN                        23.4%      24.3%        23.5%      24.0%
   DEPRECIATION AND AMORTIZATION       $  1,235   $  1,425   $    4,289   $  4,503
   CAPITAL EXPENDITURES                     829      2,332        2,528      5,098

COMPANY
   NET SALES                           $334,884   $289,848   $1,012,634   $852,809
   OPERATING INCOME                      63,148     54,413      193,565    158,175
   OPERATING MARGIN                        18.9%      18.8%        19.1%      18.5%
   DEPRECIATION AND AMORTIZATION (C)   $  9,826   $  6,592   $   28,305   $ 20,687
   CAPITAL EXPENDITURES                   7,794      6,282       20,924     15,985

----------
(a) Nine month data includes acquisition of Faure Herman (February 2007) and Quadro (June 2007) in the Fluid & Metering Technologies Group, JUN-AIR (February 2006) and EPI (May 2006) in the Health & Science Technologies Group and Airshore (January 2006) in the Fire & Safety/Diversified Products Group from the dates of acquisition.

(b)  Group operating income excludes unallocated corporate operating expenses.

(c)  Excludes amortization of debt issuance expenses and unearned compensation.